SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                    COCA-COLA BOTTLING CO. CONSOLIDATED
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  No fee required

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                      COCA-COLA BOTTLING CO. CONSOLIDATED
                               1900 REXFORD ROAD
                        CHARLOTTE, NORTH CAROLINA 28211
                                (704) 551-4400

            ------------------------------------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 to be held on
                                 May 12, 1999
            ------------------------------------------------------
TO THE SHAREHOLDERS OF
COCA-COLA BOTTLING CO. CONSOLIDATED:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Coca-Cola Bottling Co. Consolidated, a Delaware corporation (the "Company"), will be held at the Snyder Production Center, 4901 Chesapeake Drive, Charlotte, North Carolina 28216 on Wednesday, May 12, 1999, at 10:00 a.m., Eastern Daylight Time, for the purpose of considering and acting upon the following:

   1. Fixing the number of directors at ten;

   2. Electing three directors, each for a term of three years or until his successor shall be elected and shall qualify;

   3. Approving an award of restricted stock to the Company's Chief Executive Officer, in order to permit such award to qualify as "performance-based" compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended; and

   4. Such other business as may properly come before the Annual Meeting of Shareholders, or any adjournment or adjournments thereof.

     Only shareholders of record of the Company's common stock (including both Common Stock and Class B Common Stock) at the close of business on March 26, 1999, are entitled to notice of, and to vote at, the meeting or any adjournment thereof. A list of shareholders will be available for inspection at least ten days prior to the meeting at the principal executive offices of the Company, 1900 Rexford Road, Charlotte, North Carolina 28211.

   By Order of the Board of Directors.

                                        John F. Henry, Jr.
                                        SECRETARY

Date: April 6, 1999

                                PROXY STATEMENT
                       ANNUAL MEETING OF SHAREHOLDERS OF
                      COCA-COLA BOTTLING CO. CONSOLIDATED
                          TO BE HELD ON MAY 12, 1999


                                 INTRODUCTION

     This Proxy Statement is being furnished by the Board of Directors of Coca-Cola Bottling Co. Consolidated, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Company for use at the Annual Meeting of Shareholders to be held at the Snyder Production Center, 4901 Chesapeake Drive, Charlotte, North Carolina 28216 on Wednesday, May 12, 1999, at 10:00 a.m., Eastern Daylight Time, and at any adjournment or adjournments thereof (the "Annual Meeting"). It is contemplated that the Proxy Statement and accompanying form of proxy will be mailed to shareholders of the Company on or about April 6, 1999. The principal executive offices of the Company are located at 1900 Rexford Road, Charlotte, North Carolina 28211, telephone (704) 551-4400.

     At the Annual Meeting, holders of the Company's Common Stock, par value $1.00 per share ("Common Stock"), and of the Company's Class B Common Stock, par value $1.00 per share ("Class B Common Stock"), will be asked to fix the number of directors at ten, to elect three directors, each for a term of three years, and to approve an award of restricted stock to the Company's Chief Executive Officer, in order to permit such award to qualify as "performance-based" compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

     The Board of Directors recommends that the Company's shareholders vote FOR fixing the number of directors at ten, FOR electing the three nominees for director and FOR approving the restricted stock award.


                RECORD DATE, VOTE REQUIRED, AND RELATED MATTERS

     The Board of Directors has fixed the close of business on March 26, 1999, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. As of the close of business on March 26, 1999, the Company had issued and outstanding 6,023,739 shares of Common Stock (which number excludes 3,062,374 shares held in the Company's treasury) entitled to one vote per share on all matters brought before the Annual Meeting and 2,341,108 shares of Class B Common Stock (which number excludes 628,114 shares held in the Company's treasury) entitled to twenty votes per share on all matters brought before the Annual Meeting (6,023,739 votes for the Common Stock and 46,822,160 votes for the Class B Common Stock, for an aggregate of 52,845,899 votes). Each shareholder may exercise his right to vote either in person or by properly executed proxy. Cumulative voting is not permitted. The Common Stock and Class B Common Stock will vote as a single class on each of the specific matters to be presented at the Annual Meeting which are discussed herein.

     Shares represented at the Annual Meeting by properly executed proxies will be voted in accordance with the instructions indicated in the proxies unless such proxies have previously been revoked.

     If no instructions are indicated, such shares will be voted: (i) FOR fixing the number of directors at ten and (ii) FOR electing the Board of Directors' nominees for director and (iii) FOR approving the restricted stock award.

     Any proxy given pursuant to this solicitation may be revoked at any time by the shareholder giving it, insofar as it has not been exercised, by delivering to the Secretary of the Company a written notice of revocation bearing a later date than the proxy or by submission of a later-dated, properly executed proxy. Attendance at the Annual Meeting will not, in and of itself, constitute a revocation of a proxy. Any written notice revoking a proxy should be sent to Coca-Cola Bottling Co. Consolidated, Post Office Box 31487, Charlotte, North Carolina 28231, Attention: John F. Henry, Jr., Secretary.

     The persons designated as proxies in the accompanying form of proxy have been selected by the Board of Directors and are J. Frank Harrison, Jr., J. Frank Harrison, III, James L. Moore, Jr. and Ned R. McWherter, directors of the Company. The cost of solicitation of proxies will be borne by the Company.

     The presence, in person or by proxy, of the holders of a majority of the votes eligible to be cast by the holders of the outstanding shares of Common Stock and Class B Common Stock entitled to vote (26,422,950 votes) is necessary to constitute a quorum at the Annual Meeting. The affirmative vote of a majority of the total votes represented at the Annual Meeting, in person or by proxy, by holders of outstanding shares of Common Stock and Class B Common Stock is required to fix the number of directors at ten and to approve the restricted stock award. A plurality of the vote is necessary to elect the Board of Directors' nominees. Abstentions and broker non-votes shall not be considered affirmative votes, and will have no effect upon the election of directors by a plurality vote. With respect to fixing the number of directors at ten and approving the restricted stock award, an abstention will have the same effect as a "NO" vote and broker non-votes will have no effect.

     The Board of Directors has been informed that J. Frank Harrison, Jr., J. Frank Harrison, III and Reid M. Henson intend to vote an aggregate of 1,987,236 shares of the Company's Common Stock and 2,339,250 shares of the Company's Class B Common Stock (representing an aggregate of 48,772,236 votes) FOR fixing the number of directors at ten, FOR electing the Board of Directors' nominees for director and FOR approving the restricted stock award to the Company's Chief Executive Officer. Such number of shares includes the 1,984,495 shares of Common Stock and the 497,670 shares of Class B Common Stock owned by The Coca-Cola Company, which are voted by J. Frank Harrison, III pursuant to the terms of a Voting Agreement between The Coca-Cola Company and Messrs. Harrison, Jr., Harrison, III and Henson (in Mr. Henson's capacity as co-trustee of certain trusts holding shares of Class B Common Stock). See "Principal Shareholders" and "Certain Transactions." Accordingly, it is anticipated that the number of directors will be fixed at ten, the Board of Directors' nominees for director will be elected and the restricted stock award to the Company's Chief Executive Officer will be approved.

     The Board of Directors of the Company is not aware of any other matter to be brought before the Annual Meeting. If, however, other matters are properly presented, proxies received in response to this solicitation representing shares of Common Stock and Class B Common Stock will be cast in accordance with the best judgment of the proxyholders on such other matters.

     A copy of the Company's Annual Report for the fiscal year ended January 3, 1999, is enclosed herewith.


                            PRINCIPAL SHAREHOLDERS

     The following table sets forth information as to the shares of Common Stock and Class B Common Stock, the only classes of voting securities of the Company with shares outstanding, beneficially owned as of March 11, 1999 (except as otherwise noted), by each person known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock or Class B Common Stock. As of such date, the Company had issued and outstanding 6,023,739 shares of Common Stock and 2,341,108 shares of Class B Common Stock.


                                                          AMOUNT AND
                                                           NATURE OF           PERCENT                PERCENT
                                        TITLE             BENEFICIAL              OF      AGGREGATE   OF TOTAL
               NAME                   OF CLASS           OWNERSHIP(1)           CLASS       VOTE      VOTE(2)
--------------------------------- ---------------- ------------------------   --------- ------------ ---------
  J. Frank Harrison, Jr.,         Common Stock             4,812,278(3)(4)       55.9%
   J. Frank Harrison, III,        Class B Common           2,339,250(3)(4)       99.9%   49,258,028     92.8%
   Reid M. Henson,
   J. Frank Harrison Family, LLC
   and three Harrison Family
   Limited Partnerships,
   as a Group
   2 Union Square
   Chattanooga, TN 37402

  The Coca-Cola Company           Common Stock             1,984,495(5)          32.9%
   One Coca-Cola Plaza            Class B Common             497,670(5)          21.3%   11,937,895     22.6%
   Atlanta, GA 30313

  Coca-Cola Enterprises Inc.      Common Stock               352,000(6)           5.8%      352,000      0.6%
   2500 Windy Ridge Parkway
   Atlanta, GA. 30339

  Tweedy Browne Company,          Common Stock               453,530(7)           7.5%      453,530      0.9%
   L.P., TBK Partners, L.P.
   52 Vanderbilt Avenue
   New York, NY 10017

------
    (1) In general, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of, or to direct the disposition of, such security; or if a person has the right to acquire either voting power or investment power over such security through the exercise of an option or conversion of another security within 60 days. More than one person may be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he has no personal economic interest or which he may not vote.

    (2) The percentages shown are based upon the number of shares outstanding (net of shares held in treasury). In the case of the group composed of
        J. Frank Harrison, Jr., J. Frank Harrison, III, Reid M. Henson, J. Frank Harrison Family, LLC, JFH Family Limited Partnership -- FH1, JFH Family Limited Partnership -- SW1 and JFH Family Limited Partnership -- DC1, in which beneficial ownership includes (i) shares of Common Stock that would result from a conversion of Class B Common Stock into such shares or (ii) shares of Common Stock which Messrs. Harrison, Jr. and Harrison, III presently have the right to acquire through exercise of options, the percentages of class shown give effect to such conversion and to the exercise of such options. In calculating the aggregate vote and percent of total vote, however, no effect is given to conversion of Class B Common Stock into Common Stock or to the exercise of such unexercised options. In the case of The Coca-Cola Company, beneficial ownership shown in the table does not include shares of Common Stock that would result from a conversion of Class B Common Stock into such shares.

    (3) The amounts shown include (a) as to Common Stock: (i) 235,786 shares held by a trust for the benefit of certain relatives of Mr. Harrison, Jr. as to which he has sole voting power and no investment power; (ii) 1,984,495 shares held by The Coca-Cola Company subject to the terms of the Voting Agreement and Irrevocable Proxy (described in Note (4) below) as to which J. Frank Harrison, III has shared voting and no investment power; (iii) 747 shares held by Mr. Harrison, III as custodian for certain of his children under the North Carolina Uniform Gifts to Minors Act, as to which Mr. Harrison, III possesses sole voting and investment power; (iv) 2,000 shares owned outright by Reid
        M. Henson; (v) 2,339,250 shares of Class B Common Stock, convertible into Common Stock on a one for one basis at the option of the holder of such shares, and which are beneficially owned by the group composed of Messrs. Harrison, Jr., Harrison, III and Henson, J. Frank Harrison Family, LLC and the three Harrison family limited partnerships as described in subsection (b) of this Note (3); and (vi) 100,000 shares of Common Stock which Mr. Harrison, Jr. presently has the right to acquire through exercise of options and 150,000 shares of Common Stock which Mr. Harrison, III presently has the right to acquire through exercise of options; and (b) as to Class B Common Stock: (i) 535,178 shares held by each of the JFH Family Limited Partnership -- FH1, JFH Family Limited Partnership -- SW1 and JFH Family Limited Partnership -- DC1, as to which Mr. Harrison, Jr., in his capacity as Manager of J. Frank Harrison Family, LLC (the general partner of the three family limited partnerships), exercises sole voting and investment power; (ii) 235,786 shares held by a trust for the benefit of Mr. Harrison, Jr. and certain of his relatives as to which Mr. Harrison, III and Mr. Henson share investment power as co-trustees and as to which Mr. Harrison, Jr. possesses sole voting power; (iii) 260 shares held by Mr. Harrison, III as custodian for certain of his children under the North Carolina Uniform Gifts to Minors Act, as to which Mr. Harrison, III possesses sole voting and investment power; and (iv) 497,670 shares held by The Coca-Cola Company subject to the terms of the Voting Agreement and Irrevocable Proxy (described in Note (4) below) as to which Mr. Harrison, III has shared voting and no investment power.

    (4) J. Frank Harrison, Jr., J. Frank Harrison, III, Reid M. Henson (as trustee of certain trusts holding shares of Class B Common Stock), J. Frank Harrison Family, LLC, JFH Family

        Limited Partnership -- FH1, JFH Family Limited Partnership -- SW1 and JFH Family Limited Partnership -- DC1, are parties to a Voting Agreement and a Shareholder's Agreement entered into with The Coca-Cola Company. Pursuant to the Voting Agreement, Mr. Harrison, III has been granted an Irrevocable Proxy for life and, thereafter, to Mr. Harrison, Jr., covering the shares of Common Stock and Class B Common Stock held by The Coca-Cola Company. Accordingly, Messrs. Harrison, Jr., Harrison, III and Henson, together with J. Frank Harrison Family, LLC and the three Harrison Family Limited Partnerships, may be deemed to be a group as such term is defined in certain regulations of the Securities and Exchange Commission. Additional information concerning the Voting Agreement, Shareholder's Agreement and Irrevocable Proxy is disclosed hereinafter under the heading "Certain Transactions."

    (5) The information presented is derived from a report on Schedule 13D dated May 18, 1987, as amended through Amendment Number 18 thereto dated November 23, 1998, filed by The Coca-Cola Company as to its beneficial ownership (through subsidiaries) of Common Stock and Class B Common Stock of the Company. The Coca-Cola Company has granted the power to vote all 1,984,495 shares of Common Stock and 497,670 shares of Class B Common Stock it beneficially owns to J. Frank Harrison, III for life and, thereafter, to J. Frank Harrison, Jr., pursuant to a Voting Agreement and Irrevocable Proxy described in Note (4) above.

    (6) The information presented is derived from a report on Schedule 13D dated February 22, 1999 filed by Coca-Cola Enterprises Inc. as to its beneficial ownership of Common Stock. Coca-Cola Enterprises has reported that it has sole investment power and sole voting power with respect to all of such shares.

    (7) The information presented is derived from a report on Schedule 13D dated March 31, 1995, as amended through Amendment Number 6 thereto dated May 27, 1998, filed by Tweedy, Browne Company, LLC ("TBC") and TBK Partners, L.P. ("TBK") with respect to their aggregate beneficial ownership of shares of Common Stock of the Company. TBC is a registered broker-dealer and investment adviser and TBK is a private investment partnership. Certain of the general partners of TBK are also members of TBC. They report beneficial ownership as follows: (i) TBC has investment discretion with respect to 453,530 shares of Common Stock held in discretionary accounts of various TBC customers and has sole voting power with respect to 404,614 of such shares. Amendment Number 6 to the Schedule 13D reports that TBK no longer holds any shares of the Company's Common Stock.


                               PROPOSALS 1 AND 2
                             ELECTION OF DIRECTORS


GENERAL

     The Certificate of Incorporation of the Company provides that the Board of Directors shall consist of not less than nine nor more than twelve members as fixed from time to time by the shareholders of the Company or the Board of Directors. It also provides that the Board of Directors shall be divided into three classes, as nearly equal in number as possible, with staggered three-year terms. The Board of Directors is permitted to appoint individuals as directors to fill the unexpired terms of directors who resign.

     The Board of Directors has recommended to the shareholders fixing the number of directors at ten and electing the three nominees listed below to serve for three-year terms. The directors to be elected at this year's Annual Meeting will hold office until the 2002 Annual Meeting of Shareholders, or until their successors are elected and qualified.

     It is intended that the persons named as proxies in the accompanying form of proxy will vote for the three nominees listed below, unless the authority to vote is withheld. Each nominee is at present a member of the Board of Directors. Although the Company's management expects that each of the nominees will be available for election, in the event a vacancy in the slate of nominees should occur, it is intended that shares represented by proxies in the accompanying form will be voted for the election of a substitute nominee selected by the Board of Directors.

     The names and terms of office of the nominees and directors of the Company, their ages, their principal occupations or employments (which have continued for at least the past five years unless otherwise noted), directorships held by them in certain other publicly held corporations or investment companies, the dates they first became directors of the Company and certain other information with respect to such nominees and directors are as follows:


                  NOMINEES FOR ELECTION OF DIRECTORS IN 1999
                           (Terms Expiring in 2002)

     JOHN M. BELK, age 79, is Chairman of the Board of Directors of Belk Stores Services Inc., operators of retail department stores, and of Belk Brothers Company, Charlotte, North Carolina. He serves as an officer or director, or both, of approximately 110 retail corporations in the Belk organization. Mr. Belk presently is a director of Lowe's Companies, Inc. and Texas Industries, Inc. Mr. Belk has been a director of the Company since 1972 and is a member of the Audit Committee.

     CHARLES L. WALLACE, age 57, is Vice President and Executive Assistant to the Chairman of The Coca-Cola Company, in which capacity he has served since December 1997. Mr. Wallace previously served as Executive Assistant, Office of the President of The Coca-Cola Company from July 1994 through December 1997. From 1982 through July 1994, Mr. Wallace served as Vice President, Contractual/Bottler Relations of Coca-Cola USA. Mr. Wallace has been a director of the Company since February 23, 1998, when he was appointed by the Board to fill the position vacated upon the resignation of David L. Kennedy, Jr., who had served as a director of the Company since 1990. He is a member of the Finance Committee and the Compensation Committee.

     REID M. HENSON, age 59, has served as a Vice Chairman of the Board of Directors of the Company since 1983. Prior to that time, Mr. Henson served as a consultant to JTL Corporation, a management company, and later as President of JTL Corporation. He has been a director of the Company since 1979, is Chairman of the Audit Committee and is a member of the Executive Committee, the Retirement Benefits Committee and the Finance Committee.

                     DIRECTORS WHOSE TERMS EXPIRE THIS YEAR

     EVANDER HOLYFIELD, age 36, is a professional athlete who is the three-time and current heavyweight boxing champion of the world. Mr. Holyfield is Chairman of Holyfield Management, Inc., Fairburn, Georgia. Mr. Holyfield has been a director of the Company since March 11, 1998.


                 DIRECTORS WHOSE TERMS DO NOT EXPIRE THIS YEAR
                           (Terms Expiring in 2000)

     H. W. MCKAY BELK, age 42, is President, Chief Merchandise Officer of Belk Stores Services Inc., operators of retail department stores, a position which he has held since March 1997. Mr. Belk served as President, Merchandise and Sales Promotion of Belk Stores Services, Inc. from April 1995 through March 1997, and he had previously served as Senior Vice President, Merchandising from April 1992 through April 1995. Prior to April 1992, Mr. Belk had served as Vice President, General Merchandise Manager of Belk Brothers Company, Charlotte, North Carolina, since 1988. He has been a director of the Company since May 18, 1994 and is Chairman of the Compensation Committee and a member of the Finance Committee.

     H. REID JONES, age 64, is retired. Prior to his retirement in 1982, he was a Commercial Account Representative of Bagwell & Bagwell, Inc., an independent insurance agency in Raleigh, North Carolina. He has been a director of the Company since 1970 and is a member of the Audit Committee.

     JOHN W. MURREY, III, age 56, is a member of the law firm of Witt, Gaither & Whitaker, P.C., general counsel to the Company, in Chattanooga, Tennessee with which he has been associated since 1970. He served as Secretary of the Company from 1985 to 1993. He has been a director of the Company since March 17, 1993. Mr. Murrey is a director of The Dixie Group, Inc. He is a member of the Audit Committee and the Retirement Benefits Committee.


                            (Terms Expiring in 2001)

     J. FRANK HARRISON, JR., age 68, is Chairman Emeritus of the Board of Directors of the Company. Mr. Harrison, Jr. served the Company as Chairman of the Board of Directors from 1977 through December 1996, and served as Chief Executive Officer of the Company from August 1980 until April 1983. He had previously served the Company as Vice Chairman of the Board of Directors. He has been a director of the Company since 1973. Mr. Harrison, Jr. is Chairman of the Executive Committee and the Finance Committee of the Company's Board of Directors.

     J. FRANK HARRISON, III, age 44, is Chairman of the Board of Directors and Chief Executive Officer of the Company. Mr. Harrison, III served in the capacity of Vice Chairman of the Board of Directors from his election in November 1987 through his election as Chairman in December 1996 and was appointed as the Company's Chief Executive Officer in May 1994. He was first employed by the Company in 1977, and has served as a Division Sales Manager and as a Vice President of the Company. Mr. Harrison, III is a director of Wachovia Bank & Trust Co., N.A., Southern Region Board. He is a member of the Executive Committee, the Audit Committee and the Finance Committee.

     JAMES L. MOORE, JR., age 56, is President and Chief Operating Officer of the Company. Prior to his election as President in March 1987, he served as President and Chief Executive Officer of Atlantic Soft Drink Co., a soft drink bottling subsidiary of Grand Metropolitan USA. Mr. Moore has been a director of the Company since March 1987. Mr. Moore is a director of Brothers Gourmet Coffees, Inc. He is a member of the Executive Committee and is Chairman of the Retirement Benefits Committee.

     NED R. MCWHERTER, age 68, is Chairman of the Board of Directors of Volunteer Distributing Company, Inc. and Eagle Distributors, Inc. of Dresden, Tennessee. Mr. McWherter served as Governor of the State of Tennessee from January 1987 to January 1995. He has been a director of the Company since 1995 and is a member of the Compensation Committee and the Finance Committee.

     No director, nominee or executive officer of the Company has any family relationship, not more remote than first cousin, to any other director, nominee or executive officer, except that J. Frank Harrison, III is J. Frank Harrison, Jr.'s son and H. W. McKay Belk is John M. Belk's nephew.


BENEFICIAL OWNERSHIP OF MANAGEMENT

     The following table presents certain information regarding the amount and nature of beneficial ownership of the Company's equity securities by its directors and nominees, by the Company's executive officers named in the Summary Compensation Table (see "Executive Compensation") and by all directors and executive officers, as a group, as of March 11, 1999. Information concerning beneficial ownership of the Company's equity securities by Messrs. Harrison, Jr., Harrison, III and Henson is presented above under the caption "Principal Shareholders" and is not set forth below.



                                                                                PERCENT
                                                                BENEFICIAL         OF
                   NAME                           CLASS        OWNERSHIP(1)     CLASS(2)
------------------------------------------   --------------   --------------   ---------
John M. Belk                                  Common Stock        10,475(3)         *
H.W. McKay Belk                               Common Stock           520(4)         *
Evander Holyfield                             Common Stock            --           --
H. Reid Jones                                 Common Stock        79,715           1.3
Charles L. Wallace                            Common Stock           500            *
Ned R. McWherter                              Common Stock         1,000            *
James L. Moore, Jr.                           Common Stock            --           --
John W. Murrey, III                           Common Stock         1,000            *
David V. Singer                               Common Stock         2,000            *
James B. Stuart                               Common Stock         1,000            *
Directors and executive officers as a
  group (excluding Messrs. Harrison, Jr.,
  Harrison, III and Henson) (22 persons)      Common Stock        96,212(5)        1.6

------
      * Indicates the number of shares owned is less than 1% of the total shares of that class outstanding.

    (1) See note 1 to table of Principal Shareholders.

    (2) The percentages shown are based upon the number of shares outstanding and do not include shares held in treasury.

    (3) The amount shown includes (i) 8,975 shares held by a trust as to which John M. Belk and his spouse serve as co-trustees and with respect to which he shares voting and investment power and (ii) 1,500 shares held by a trust for the benefit of John M. Belk's daughter, as to which his spouse serves as trustee with sole voting and investment power.

    (4) The amount shown includes 300 shares held by H.W. McKay Belk as custodian for certain of his children under the North Carolina Uniform Transfers to Minors Act.

    (5) Of the number of shares indicated: (i) 85,737 shares of Common Stock are owned with sole voting and sole investment power; (ii) 8,975 shares are owned by a director and his spouse in a joint fiduciary capacity and
        (iii) 1,500 shares of Common Stock are owned by directors' spouses, either directly or in a fiduciary capacity.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, and regulations of the Securities and Exchange Commission ("SEC") thereunder, require the Company's executive officers and directors and persons who beneficially own more than 10% of the Company's Common Stock, as well as certain affiliates of such persons, to file initial reports of ownership and monthly transactions reports covering any changes in ownership with the SEC and the National Association of Securities Dealers. Executive officers, directors and persons owning more than 10% of the Company's Common Stock are required by SEC regulations to furnish the Company with all such reports they file. Based solely on its review of the copies of such reports received by it and written representations that no other reports were required for such persons, the Company believes that, during fiscal year 1998, all filing requirements applicable to its executive officers, directors and owners of more than 10% of the Company's Common Stock were complied with, except for one initial report of beneficial ownership filed late by J. Frank Harrison Family, LLC.


DIRECTORS' FEES AND ATTENDANCE

     Directors who are not employees of the Company are paid a retainer of $20,000 per year, $1,100 for each Board meeting attended and $880 for each committee meeting attended. During 1998, the Board of Directors held four meetings. No director attended fewer than 75% of the total number of meetings of the Board of Directors and any committees of the Board of Directors on which he served, except for Mr. Holyfield, who attended one out of the three meetings of the Board of Directors which took place in 1998 after his appointment as a director.

     The Board of Directors has an Executive Committee whose current members are Messrs. Harrison, Jr., Harrison, III, Henson and Moore. Except as otherwise limited by law or by resolution of the Board of Directors, the Committee has and may exercise all of the powers and authority of the Board of Directors for the management of the business and affairs of the Company, which power the Committee exercises between the meetings of the full Board of Directors. The Executive Committee did not meet in 1998.

     The Board of Directors has a standing Audit Committee whose current members are Messrs. Harrison, III, John M. Belk, Jones, Henson and Murrey. The Audit Committee evaluates audit performance, handles relations with the Company's independent accountants and evaluates policies and procedures relating to internal accounting functions and controls. The Committee recommends to the Board of Directors the appointment of the independent accountants for the Company. The Audit Committee met four times in 1998.

     The Board of Directors has a Compensation Committee whose current members are Messrs. H. W. McKay Belk, Wallace and McWherter. The Compensation Committee administers the Company's compensation plans, reviews and may establish the compensation of the Company's officers and makes recommendations to the Board of Directors concerning such compensation and related matters. The Compensation Committee met two times in 1998.

     The Board of Directors has a Finance Committee whose current members are Messrs. H. W. McKay Belk, Harrison, Jr., Harrison, III, Henson, Wallace and McWherter. The Finance Committee reviews, formulates and recommends to the Board of Directors financial policies of the Company. The Finance Committee met four times in 1998.

     The Board of Directors has a Retirement Benefits Committee whose current members are Messrs. Henson, Moore and Murrey. The Retirement Benefits Committee oversees various benefits for retired employees, including those of the Company's employee retirement plans that are intended to meet the requirements of the Internal Revenue Code as being qualified for favorable tax treatment. The Retirement Benefits Committee met one time in 1998.

     During 1998, the Board of Directors appointed a special Independent Committee composed of Messrs. H. W. McKay Belk, John M. Belk, Jones and McWherter for the purpose of reviewing the terms of the Company's new lease of office space from Beacon Investment Corporation, a North Carolina corporation of which J. Frank Harrison, III is sole shareholder (see "Certain Transactions" elsewhere herein for a description of the terms of such lease). This Independent Committee met one time in 1998.

     The Board of Directors does not have a standing nominating committee or committee performing similar functions.

                            EXECUTIVE COMPENSATION

     Set forth below is information concerning the annual and long-term compensation for all services rendered in all capacities to the Company for each of the last three (3) fiscal years for those persons who were at January 3, 1999 (i) the chief executive officer and (ii) the other four most highly compensated executive officers of the Company (the "Named Officers").


                          SUMMARY COMPENSATION TABLE



                                                            ANNUAL COMPENSATION
                                              -----------------------------------------------
                                                                               OTHER ANNUAL         ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR     SALARY(1)     BONUS(1)(2)     COMPENSATION(3)     COMPENSATION(4)
----------------------------------   ------   -----------   -------------   -----------------   ----------------
    J. Frank Harrison, III           1998      $536,456        $607,102          $125,155           $253,257
     Chairman of the Board           1997       424,229         436,881           163,691            249,224
     and Chief Executive Officer     1996       337,325         384,087           132,192            241,915

    Reid M. Henson                   1998       402,022         423,644            28,571             58,582
     Vice Chairman of                1997       384,584         382,930            28,863             56,256
     the Board of Directors          1996       366,251         415,512            26,924             55,748

    James L. Moore, Jr.              1998       522,554         550,868            45,270            105,872
     President and                   1997       497,670         493,158            41,523            103,005
     Chief Operating Officer         1996       473,972         537,722            33,851            101,449

    David V. Singer                  1998       290,272         153,115            18,266             34,107
     Vice President                  1997       273,945         129,316            34,984             31,601
     and Chief Financial Officer     1996       259,663         147,350            21,272             31,128

    James B. Stuart                  1998       290,656         153,025            29,412             64,743
     Vice President, Marketing       1997       280,717         132,361            17,711             58,883
                                     1996       269,816         152,995            11,143             59,276

------
    (1) The amounts shown for Salary and Bonus include any amounts elected by any Named Officer to be deferred under either the Company's Supplemental Savings Incentive Plan (as discussed herein) or, pursuant to Section 401(k) of the Internal Revenue Code, under the terms of the Coca-Cola Bottling Co. Consolidated Savings Plan. Company contributions on behalf of the Named Officers under each of these plans are included in the "All Other Compensation" column of this table.

    (2) The Company's Bonus Plan is administered by the Compensation Committee of the Board of Directors. Any officer of the Company or any of its subsidiaries holding a key position with the Company (or a subsidiary) is eligible to participate, and participants are selected annually based on management recommendations approved by the Compensation Committee. Annual Bonus Plan awards are determined by the Compensation Committee based on corporate or divisional goals for selected performance indicators which it establishes annually. Awards are generally made on the basis of a graduated scale ranging from a "goal achievement" exceeding 89% of the target to a maximum achievement of 110% of the target. See "Report of the Compensation Committee on Annual Compensation of Executive Officers."

    (3) In the case of Mr. Harrison, III, the 1998 figures include an amount ($104,698), representing the value of Mr. Harrison, III's personal use of Company aircraft.

    (4) Detail of amounts reported in the "All Other Compensation" column for 1998 is provided in the table below. Split-dollar insurance represents the premiums paid by the Company for the benefit of each Named Officer.



                   ITEM                    MR. HARRISON, III   MR. HENSON   MR. MOORE   MR. SINGER   MR. STUART
----------------------------------------- ------------------- ------------ ----------- ------------ -----------
   o Company contributions to the
     Company Savings Plan                        $  3,800        $  3,800    $  3,800     $  3,800    $  3,800
   o Company contributions to the
     Supplemental Savings Incentive Plan           17,709          17,982      20,018       11,468      19,369
   o Split-Dollar Insurance Premium
     Value                                        231,748          36,800      82,054       18,839      41,574
                                                 --------        --------    --------     --------    --------
    Total All Other Compensation                 $253,257        $ 58,582    $105,872     $ 34,107    $ 64,743
                                                 ========        ========    ========     ========    ========

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
                                    VALUES

     Following is information with respect to unexercised options to purchase the Company's Common Stock held by Named Officers as of January 3, 1999. None of the Named Officers exercised any stock options during fiscal year 1998. Based on the closing price of $57.50 for shares of the Company's Common Stock on NASDAQ/NMS on December 31, 1998, the last trading day prior to the end of the Company's 1998 fiscal year, the value of the unexercised options as of the end of the Company's fiscal year was as disclosed in the table below. The Company has no outstanding SARs.



                                       NUMBER OF SECURITIES                    VALUE OF
                                            UNDERLYING                       UNEXERCISED
                                       UNEXERCISED OPTIONS/             IN-THE-MONEY OPTIONS/
                                           SARS HELD AT                      SARS HELD AT
                                          JANUARY 3, 1999                  JANUARY 3, 1999
                                                (#)                              ($)
                                  -------------------------------   ------------------------------
              NAME                 EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-------------------------------   -------------   ---------------   -------------   --------------
   J. Frank Harrison, III (1)       150,000             N/A         $4,162,500            N/A

------
    (1) All options set forth above were granted to Mr. Harrison, III pursuant to a Stock Option Agreement effective August 9, 1989 and are exercisable at the price of $29.75 per share. The remaining unvested options became exercisable on December 31, 1998. The vested options may be exercised in whole or in part at any time during a 15 year period commencing on the date of grant.


RETIREMENT PLAN

     The Company has in effect a unit benefit retirement plan for the majority of its non-union employees (the "Retirement Plan"), with payments thereunder computed on an actuarial basis. The following table shows the estimated annual benefits payable upon retirement at age 65 to persons born in 1948 for various classifications of compensation and years of service.

                     ANNUAL BENEFIT UNDER RETIREMENT PLAN
                      For Plan Participants Born in 1948



                                       YEARS OF SERVICE
    FIVE-YEAR       ------------------------------------------------------
     AVERAGE
   COMPENSATION      15 YEARS     20 YEARS     25 YEARS        30 YEARS
-----------------   ----------   ----------   ----------   ---------------
$ 125,000            $24,831      $33,108      $41,385       $  49,662
  160,000(1)          33,231       44,308       55,385          66,462(2)

------
    (1) Prior to January 1, 1989, the formula for determining benefits did not limit the amount of compensation (generally compensation as reported on Form W-2 for income tax withholding purposes) which could be considered. Benefits which accrue after December 31, 1988 are limited as to the amount of compensation which may be considered. Beginning in 1989, this amount was limited to $200,000 to be adjusted for cost of living increases beginning in 1990. In 1994 the amount was further reduced to $150,000, which amount is to be adjusted for cost of living increases beginning in 1995, but only to the extent that such increases exceed increments of $10,000. The limit did not increase for 1995 or 1996; however, the amount increased to $160,000 for benefits earned in 1997, 1998 and 1999. No retroactive adjustments are permitted. Since the allowable annual benefit amount is the same for all compensation levels in excess of the current limit of $160,000, the table does not separately list the annual benefit for such additional levels of compensation.

    (2) The annual benefit from the Retirement Plan may not exceed $90,000 as adjusted for cost of living increases beginning in 1988. In 1998 the amount, as adjusted, is $130,000; it will be $130,000 in 1999. This benefit is reduced by 1/15 for each of the first three years that actual retirement precedes a participant's Social Security Retirement Age. For someone born in 1948, the Social Security Retirement Age is 66. In 1998 the maximum benefit was $121,333 for a person who retires at age 65, the earliest Normal Retirement Age specified by the Retirement Plan; the maximum benefit amount is $121,333 for 1999.

     The benefits listed in the table, which are based on straight life annuity amounts, are not subject to any deduction for Social Security or other offset amounts, except to the extent that the benefits formula includes average compensation in excess of Covered Compensation (as defined below). As of January 3, 1999, the Named Officers have the following full years of service as defined in the Retirement Plan: Mr. Harrison III, 22 years; Mr. Henson, 16 years; Mr. Moore, 12 years; Mr. Singer, 13 years; and Mr. Stuart, 10 years.

     Generally, compensation is remuneration paid to Retirement Plan participants by the Company for services rendered as reported or reportable for federal income tax withholding purposes. During a period of disability, a participant is deemed to have earned compensation at the same rate he was paid during the last full year prior to the disability. In general, Covered Compensation is the average of the Social Security taxable wage base during the 35 year period ending in the year that the participant reaches full Social Security Retirement Age. At any point in time, this taxable wage base is assumed to continue without increasing for all years after the year in which it is calculated. Pursuant to these assumptions, Covered Compensation for 1998 for the Named Officers is as follows: Mr. Moore, $48,552;

Mr. Stuart, $48,552; Mr. Henson, $43,488; Mr. Singer, $64,872; Mr. Harrison, III, $63,420. No benefits are payable to a participant whose employment terminates before he has been credited with five years of service or has both reached age 65 and begun to participate in the Retirement Plan at least five years before his employment terminated.


OFFICER RETENTION PLAN

     Under the Company's Officer Retention Plan ("ORP"), a participant receives a 20-year annuity payable in equal monthly installments commencing at retirement or, in certain instances, upon termination of employment. The retirement benefits under the ORP increase with each year of the participant's participation in the ORP based on the product of an assumed rate of increase in a participant's beginning salary (as determined by the Compensation Committee) and factors prescribed by the ORP. The retirement benefits under the ORP are not payable to the participants unless they remain in the employment of the Company until they attain age 60, except in the event of total disability (at which time they would be paid on a present value basis).

     The ORP contains a death benefit which must be paid in a lump sum. If the participant dies before annuity payments begin, then the death benefit equals the retirement benefit accrued as of the date of death, except that there is a further reduction of 50% of the amount otherwise payable for deceased participants whose employment with the Company terminated prior to age 60. If the participant dies after annuity payments have begun, the monthly installments remaining are paid to the participant's beneficiary in a lump sum after applying a discount rate of 8% per annum.

     The ORP provides that in the event of a Change in Control in the ownership of the common stock of the Company (as more specifically described in connection with the Supplemental Savings Incentive Plan below), if in connection therewith (i) the ORP is terminated by the Company or amended so as to materially reduce the rights and benefits of an ORP participant, (ii) the participant is terminated by the Company without cause, (iii) the participant is demoted or has his salary and/or benefits materially reduced, or (iv) the Company takes other action which denies the participant the position and economic entitlements which he had under the ORP prior to the Change in Control, then the participant may elect to have paid to him 100% of the retirement benefits to which he was entitled at the time of the Change in Control, plus 50% of any increase in his retirement benefits which accrued between the date of the Change in Control through the date of his election.

     The 1998 annual compensation used for determining benefits under the ORP for the Named Officers is as follows: Mr. Harrison, III, $607,108; Mr. Henson, $405,401; Mr. Moore, $524,636; Mr. Singer, $288,897; and Mr. Stuart, $320,115.
Each of those individuals presently is credited with eight years of participation in the ORP.


SUPPLEMENTAL SAVINGS INCENTIVE PLAN

     Pursuant to the Company's Supplemental Savings Incentive Plan ("SSIP"), the Company and the participant agree to defer a portion of salary and bonuses. The Company matches 30% of the first 6% of salary (excluding bonuses) deferred by the participant. The Company may also make discretionary contributions to any one or more participants which contributions are to be both based on merit and intended to offset the impact of the reduced compensation limit for qualified plans (see "Retirement Plan," above). A participant is fully vested in the salary and bonuses he defers and becomes fully vested in Company contributions upon death, disability, retirement on or after age 55, the completion of at least five years of service (vesting occurring at a 20% rate for each year of service) or a Change in Control. "Change in Control" for these purposes includes the acquisition by any person or group of more than 50% of the total vote of all shares of common stock of the Company for the election of the Board of Directors and is presumed to occur in the event that J. Frank Harrison, Jr. and his issue (or persons acting on their behalf) should be entitled to vote less than 50% of the total votes of all shares of common stock of the Company for the election of directors. Deferrals and Company contributions may be placed in either a Fixed Benefit Option or designated among investment funds specified by the Company. Such investment funds are only used to measure the value of benefits, which benefits comprise the Supplemental Account of a participant. There is no requirement that any money held in the SSIP actually be invested in any such fund.

     The schedule of benefits for a Fixed Benefit Option provides for earnings up to 13% (depending on the participant's age and years of service at retirement or termination due to total disability, as applicable). Benefits which start after age 60 are increased at the rate of 6% compounded annually until benefit payments begin. Benefits paid on account of severance are deemed to earn 8% compounded annually.

     Amounts held in a Supplemental Account may be transferred to a Fixed Benefit Option. No investment in a Fixed Benefit Option may be transferred to a Supplemental Account.

     Benefits paid on account of a Change in Control are made within 30 days following a Change in Control; all other payments are made (or begin) in the first January after a payment has been requested and satisfactory evidence has been furnished that the participant has become entitled to receive such benefit. Benefits for severance, benefits arising from a Change in Control, death benefits for participants who are not insurable, and benefits payable out of Supplemental Accounts are made in a lump sum. Other payments made from the Fixed Benefit Option are normally paid on a monthly basis for 180 months, although the Compensation Committee may approve a lump sum payment or an annuity for a period of less than 180 months. No executive officer received a distribution during 1998. The amount of Company contributions allocated to each of the Named Officers during 1998 is reflected in the Summary Compensation Table under the heading, "All Other Compensation."


OFFICERS' SPLIT-DOLLAR LIFE INSURANCE PLAN

     The Company has established an Officers' Split-Dollar Life Insurance Plan for all officers, including the Named Officers. Special arrangements have been provided for J. Frank Harrison, III and Reid M. Henson, as described below. Insurance policies purchased under the plan are whole life policies having a face amount, in most instances, equal to approximately three times each officer's salary (approximately six times in the case of the Named Officers). The Company pays all premiums on each officer's policy. Policy dividends are used to purchase paid up additions. Upon the death of any participant, the participant's beneficiary would receive a stated death benefit, with the balance of the proceeds from the participant's policy being paid to the Company.

     The dollar amount representing the insurance premiums paid by the Company for the benefit of each of the Named Officers under the Officers' Split-Dollar Life Insurance Plan is included in the Summary Compensation Table under the heading "All Other Compensation."

     A separate split-dollar insurance policy has been obtained covering Mr. Henson. In the event of his death, the Company would receive an amount equal to all premiums paid on the policy, subject to the death benefit payable to Mr. Henson's beneficiary being not less than $1,000,000.

     The split-dollar life insurance arrangement for J. Frank Harrison, III varies from the standard split-dollar plan. A trust established by Mr. Harrison, III pays the PS-58 cost and the Company pays the remaining portion of the premium. This arrangement allows Mr. Harrison, III to obtain additional insurance coverage with no increase in the net present value of the projected costs of this arrangement for the Company. Under this revised arrangement, at the death of the insured the Company receives a return of the aggregate premiums it has paid.


EMPLOYMENT AGREEMENTS

     James L. Moore, Jr., is employed as President and Chief Operating Officer pursuant to an employment agreement dated March 16, 1987, as amended on May 18, 1994, at an annual salary of not less than $275,000. Mr. Moore is also entitled under the agreement to other fringe benefits generally available from time to time to the Company's executive officers. The agreement provides that it may be terminated by either party at any time, with or without cause. In the event Mr. Moore's employment is terminated by the Company for cause (as defined in the agreement), or if Mr. Moore voluntarily terminates his employment with the Company, Mr. Moore will receive only benefits accrued through the date his employment is terminated. If the Company terminates Mr. Moore's employment without cause, Mr. Moore shall receive his salary (i) at the annual rate of $275,000 for the period through May 18, 1999 or (ii) for a period of two years from the date of termination at the specified annual rate of $440,000, whichever is greater.

     Effective January 1, 1997, the Company entered into an Agreement for Consultation and Services with J. Frank Harrison, Jr., who previously served as Chairman of the Board of Directors. Pursuant to the agreement, Mr. Harrison, Jr. has agreed to continue to serve as a director of the Company and as Chairman of the Board of Directors' Executive Committee and Finance Committee. He will provide consultation and assistance to management of the Company with respect to major strategic decisions and special projects, as well as concerning general oversight and guidance of the Company. The agreement also provides that Mr. Harrison, Jr. will continue to personally assist the Company in maintaining a good relationship with The Coca-Cola Company to promote the best interests of the Company and its shareholders. Mr. Harrison, Jr. has agreed to devote his full time business resources, as required by Company management, to carrying out these duties. Under the terms of the agreement, Mr. Harrison, Jr. will be paid a consulting fee of $200,000 per year and will also receive a retirement benefit of $500,000 per year on account of his past service as an officer of the Company, both payable in equal monthly installments commencing January 1, 1997. He will also be provided with insurance and other fringe benefits comparable with the past practice of the Company. The agreement contains confidentiality and non-competition provisions and provides that, in the event of a change in control of the Company, he will continue to receive the retirement benefit provided under the agreement for the remainder of his lifetime. The agreement is for a term of one year, and is self-renewing for successive terms of one year each unless terminated by either Mr. Harrison, Jr. or by the Board of Directors upon notice given at least 60 days in advance of the expiration of the prior one year term.


                      REPORT OF THE COMPENSATION COMMITTEE
                 ON ANNUAL COMPENSATION OF EXECUTIVE OFFICERS

     The Board's Compensation Committee, composed of Messrs. H.W. McKay Belk, Charles L. Wallace, and Ned R. McWherter, administers the Company's compensation plans, reviews and may establish executive compensation and makes recommendations to the Board concerning such compensation and related matters. The following is a report submitted by the Compensation Committee members addressing the Company's compensation policy as it relates to the Company's executive officers, including the Named Officers, for 1998.


COMPENSATION POLICY AND FISCAL 1998 COMPENSATION

     The Company's executive compensation policy is designed to establish an appropriate relationship between executive pay and the creation of long term shareholder value, while motivating and retaining key employees. To achieve these goals, the Company's executive compensation policy supplements annual base compensation with an opportunity to earn bonuses based upon corporate performance as well as factors related to each individual's performance. Accordingly, a significant portion of any executive's compensation may consist of performance-based bonuses. Measurement of corporate performance is primarily based on Company objectives, which are set, based on industry conditions and industry-wide performance levels and approved by the Board of Directors. The performance of individual executives is evaluated on the basis of both pre-determined performance goals for the Company and factors related to the contributions of each individual.

     Base salaries, including the base salary of J. Frank Harrison, III, the Company's Chairman and Chief Executive Officer, were adjusted from the prior year. The Company periodically reviews base salary levels for its executives in comparison with those of other companies in the soft drink bottling industry, as well as other industries. For 1998, the Company utilized a study published by Watson Wyatt Data Services which surveyed 1,200 public corporations, including many "Fortune 500" companies. The survey provided compensation information by separate categories of employers. Employer categorization factors included, but were not limited to, those defined by industry, size and geographic location. The Company strives to maintain base executive salaries at a level that will permit it to compete with other major companies for managers with comparable qualifications and abilities. Based on information contained in the Watson Wyatt survey, the Compensation Committee believes that the overall compensation of the Company's executive officers places them above the median compensation of similarly situated executives in all industries (excluding financial services and non-profits) covered by the survey. The Compensation Committee believes that Mr. Harrison, III's overall compensation also places him above the median compensation of similarly situated executives.

     Other factors considered by the Company in its periodic review of executive salary levels include (i) the Company's total operating budget for each fiscal year; (ii) the impact of annual changes in the consumer price index; and (iii) a comparison of the Company's executive compensation program to available information concerning those of other companies in the soft drink bottling industry, focusing specifically on two publicly traded soft drink bottlers utilized by the Company as part of the "peer group index" utilized in the stock price performance graph included elsewhere in this Proxy Statement. Due to wide disparities in levels of executive compensation revealed in the published information regarding the other companies included in the Company's peer group index, the Compensation Committee does not believe that such information provides a meaningful basis for evaluating the overall compensation of the Company's executive officers for the current fiscal year, and therefore relied principally upon the information contained in the Watson Wyatt survey for purposes of such evaluation.

     The Company's Bonus Plan is administered by the Compensation Committee, which annually selects participants (based on management recommendations) who hold key positions with the Company or one of its subsidiaries. The total cash bonus awardable to a participant is determined by multiplying such participant's base salary by three factors: (i) the participant's approved bonus percentage factor; (ii) the individual's indexed performance factor; and
(iii) the overall goal achievement factor. The participant's approved bonus percentage factor is based on the relative responsibility and contribution to the Company's performance attributed to the participant's position with the Company, while the individual's indexed performance factor is determined by such individual's actual performance during the fiscal year. The overall goal achievement factor is determined by the Company's performance in relation to pre-set goals, as discussed below.

     Annual goals for selected performance indicators are set in the fourth quarter for the succeeding year. These goals are reviewed by the Compensation Committee and approved by the Board of Directors. The selected performance indicators for 1998 were operating cash flow, free cash flow, net income, equivalent case volume, market share and a value measure. The Compensation Committee also assigns different weights to each of the performance indicators based on the perceived need to focus more or less on any particular objective in a given year. The corporate performance indicators and related weights are established after evaluating the industry conditions, available information on performance of other companies in the soft drink bottling industry, prior year performance and the Company's specific needs for the current year. For fiscal 1998, the following weights were assigned to the performance indicators: operating cash flow -- 30%; free cash flow -- 15%; net income -- 10%; unit volume -- 30%; market share -- 5%; and value measure -- 10%. The performance indicators, as weighted, make up the Company's overall goal achievement factor, which is calculated on the basis of a graduated scale ranging from a goal achievement exceeding 89% of the target to a maximum achievement of 110% of the target for each performance indicator. Target goals were met or exceeded for four of the performance indicators. For two of the performance indicators, actual performance exceeded the pay out threshold but was below the 100% target.

     Although the Company's Bonus Plan enables the Compensation Committee to calculate bonuses derived from the factors described above, the Compensation Committee has absolute discretion to decrease, eliminate or otherwise amend awards under the Company's Bonus Plan. The Compensation Committee elected to award bonuses to executive officers in an amount equal to 105% of 1998 base salary multiplied by each officer's approved bonus percentage factor. The amount of annual bonus payments for each of the Named Officers for the years 1996, 1997 and 1998 is shown in the Summary Compensation Table under the heading "Bonuses."

     The Company's executive officers also are eligible to participate in the Company's Long Term Incentive Plan adopted effective January 1, 1998. Incentive payments made under the Long Term Incentive Plan will be paid solely on account of the company's performance in meeting specified objectives with respect to both a Value Growth Factor and a Volume Growth Factor, over any period of three calendar years, designated by the Compensation Committee as an Incentive Period. Once the Company's performance with respect to both factors exceeds the specified threshold level, then the amount of each participant's incentive payment will be calculated as a percentage of the participant's average annual base salary during the Incentive Period. The percentages that may be used to calculate the value of the incentive payments range from 25% to 175%, with the exact percentages applicable to specified increases in the Value Growth Factor and the Volume Growth Factor being determined by the Compensation Committee prior to the beginning of each three-year Incentive Period.

     In addition to the annual base salary and performance-based bonus components, the Company's total annual compensation package for its executives includes the opportunity: (i) to participate, on the same basis as other non-union employees, in the Coca-Cola Bottling Co. Consolidated Savings Plan (Company contributions for each of the Named Officers are included under "All Other Compensation" in the Summary Compensation Table); (ii) to participate in the Officers' Split-Dollar Life Insurance Plan; (iii) to participate in the Company's Retirement Plan which is available to all eligible employees; (iv) to elect to defer a certain portion of each executive's compensation and receive limited matching contributions from the Company under the Supplemental Savings Incentive Plan. (Company contributions for each of the Named Officers are included under "All Other Compensation" in the Summary Compensation Table); and
(v) for certain key executives selected by the Compensation Committee, to receive additional retirement and survivor benefits pursuant to the Officer Retention Plan. The Retirement Plan, the Officers' Split-Dollar Life Insurance Plan, the Supplemental Savings Incentive Plan and the Officer Retention Plan are each discussed in greater detail in the preceding section of this Proxy Statement. This overall package is designed to attract and retain qualified executives and to ensure that such executives have a continuing stake in the long-term success of the Company.

     The Company believes that all compensation paid or payable to its executive officers covered under Section 162(m) of the Internal Revenue Code, will qualify for deductibility under such section.

     The Company's compensation policies apply equally to all of its executive officers, including each of those named in the compensation table.

   Submitted by the Compensation Committee of the Board of Directors.

              H. W. McKay Belk          Charles L. Wallace
              Ned R. McWherter


                           COMMON STOCK PERFORMANCE

     As part of the executive compensation information presented in this Proxy Statement, the Securities and Exchange Commission requires a five-year comparison of stock performance with a broad market equity index and with a peer group of similar companies. The Company's Common Stock is traded on the Nasdaq National Market System and the Company has selected the S&P 500 for use as a broad equity market index for the purpose of this comparison. The Company has elected to utilize a peer group comprised of eleven publicly traded companies in the food and beverage industry (the "Custom Composite Index"). This peer group is comprised of Anheuser-Busch Companies, Inc.; Cadbury Schweppes plc; Coca-Cola Enterprises Inc.; The Coca-Cola Company; Cott Corporation; National Beverage Corp.; PepsiCo, Inc.; The Quaker Oats Company; Triarc Companies, Inc.; Whitman Corporation; and The Seagram Company Ltd.

[GRAPHIC OMITTED]




------
    (1) Assumes that the value of the investment in Company Common Stock and in each index was $100 on December 31, 1993 and that all dividends were reinvested on a quarterly basis. Returns for the companies included in the 11-Stock Custom Composite Index have been weighted on the basis of total market capitalization for each company.

                                  PROPOSAL 3
                   APPROVAL OF AWARD OF RESTRICTED STOCK TO
                     THE COMPANY'S CHIEF EXECUTIVE OFFICER
                          (EFFECTIVE JANUARY 4, 1999)

     Upon the recommendation of its Compensation Committee, the Board of Directors of the Company has approved a restricted stock award to the Company's Chairman and Chief Executive Officer, consisting of 200,000 shares of the Company's Class B Common Stock and directed that this restricted stock award be submitted to the Company's shareholders for their approval at the Annual Meeting. The restricted stock award is effective as of January 4, 1999 (the first day of the Company's 1999 fiscal year), subject to approval by the affirmative vote of a majority of the total votes represented at the Annual Meeting, in person or by proxy, by holders of outstanding shares of Common Stock and Class B Common Stock represented and entitled to vote at the Annual Meeting. Such shares may be awarded from either authorized and unissued shares or treasury shares.

     The Company intends that the restricted stock award be "performance-based" compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended. The payment of such compensation thereby will be exempt from the provisions of Section 162(m) that would otherwise deny the Company a federal income tax deduction for compensation expense to the extent that aggregate compensation payments to the Company's Chief Executive Officer might exceed $1 million in any future period. Accordingly, the restricted stock award is being submitted to the Company's shareholders for approval pursuant to the requirements of Section 162(m). This restricted stock award does not apply to any other officer or director.

     The primary purpose of the restricted stock award is to make a significant portion of Mr. Harrison, III's compensation dependent upon the Company achieving its performance goals. To this end, the award provides that the shares of restricted stock would vest at the rate of 20,000 shares per year over a ten year period. The vesting of each annual installment is contingent upon the Company achieving at least 80% of the Overall Goal Achievement Factor for the six selected performance indicators used in determining bonuses for all officers under the Company's Annual Bonus Plan. In order to receive any credit in the computation of the Overall Goal Achievement Factor, for any specific performance indicator, the Company must achieve more than 89% of the annual goal established by the Compensation Committee for that specific performance indicator. If the Company fails to achieve at least 80% of the Overall Goal Achievement Factor for any given year during the vesting period, then the 20,000 shares of restricted stock for that year would not vest and that portion of the award would be canceled.

     The six performance indicators used under the Company's Annual Bonus Plan are: (1) operating cash flow; (2) free cash flow; (3) net income; (4) equivalent case volume; (5) market share; and (6) a value measure based on operating cash flow. Annual performance goals with respect to each of these indicators are established by the Compensation Committee in the fourth quarter of each year for the succeeding fiscal year. The annual performance goal for each indicator consists of a performance target weighted (which weights must add to 100%) on the basis of the Compensation Committee's determination regarding need to focus more or less on any particular objective in establishing the goals for a given year. In establishing these goals, the Compensation Committee considers industry conditions, available information on performance of other companies in the soft drink bottling industry, performance in prior years and the Company's specific needs for the current year.

     The restricted stock award is to be administered by the Compensation Committee of the Board of Directors, which is comprised of three members who are "disinterested persons" within the meaning of Rule 16b-3 under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (including the transition rules of Treasury Regulations Section 1.162-27). The Compensation Committee will interpret the provisions of the restricted stock award, and will be responsible for determining whether the vesting conditions have been satisfied for each annual 20,000 share installment.

     Unvested shares of Company's Class B Common Stock awarded under the restricted stock award may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of in any manner.

     The restricted stock award allows restrictions with respect to each annual installment to be removed only upon the written certification of the Compensation Committee of the vesting conditions described above have been satisfied. Unvested portions of the restricted stock award would lapse without vesting if Mr. Harrison, III were to terminate his employment with the Company for any reason (including death or disability) prior to expiration of the 10-year term.

     During the period the restricted shares of Class B Common Stock are subject to forfeiture, Mr. Harrison, III will not be entitled to receive dividends and other distributions on such stock and will not be entitled to vote such stock on any matters submitted to shareholders.

     The restricted stock award will terminate when all of the Company's Class B Common Stock authorized for award thereunder has been issued and is no longer subject to forfeiture, unless terminated earlier by the Board of Directors or the Compensation Committee. The Board of Directors or the Compensation Committee may amend, suspend or terminate the restricted stock award at any time without the approval of shareowners, except for amendments for which share-owner approval would be required to retain the benefits of Rule 16b-3 under the Exchange Act or Section 162(m) of the Internal Revenue Code of 1986, as amended.


                             CERTAIN TRANSACTIONS

     The Company's business consists primarily of the production, marketing and distribution of soft drink products of The Coca-Cola Company, which is the sole owner of the secret formulas under which the primary components (either concentrates or syrups) of its soft drink products are manufactured. Accordingly, the Company purchases a substantial majority of its requirements of concentrates and syrups from The Coca-Cola Company in the ordinary course of its business. During fiscal year 1998 the Company paid The Coca-Cola Company approximately $225 million for sweetener, syrup, concentrate and other miscellaneous purchases. Additionally, the Company engages in a variety of marketing programs, local media advertising and similar arrangements to promote the sale of products of The Coca-Cola Company in bottling territories operated by the Company. During fiscal year 1998, total direct marketing support provided to the Company by The Coca-Cola Company was approximately $52 million. Additionally, the Company earned approximately $16 million from The Coca-Cola

Company in 1998 related to cold drink infrastructure support. The marketing funding related to cold drink infrastructure support is covered under a multi-year agreement which includes certain annual performance requirements. The Company was in compliance with all such performance requirements in 1998. In addition, the Company paid approximately $28 million for local media and marketing program expense pursuant to cooperative advertising and cooperative marketing arrangements with The Coca-Cola Company.

     On July 2, 1993, Piedmont Coca-Cola Bottling Partnership, a Delaware general partnership (the "Partnership"), was formed by wholly owned subsidiaries of the Company and The Coca-Cola Company (together, the "Partners") to engage in the business of distributing and marketing finished bottle/ can and fountain beverage products under trademarks of The Coca-Cola Company and other third party licensors in portions of North Carolina, South Carolina, Virginia and Georgia. The Company and The Coca-Cola Company, through their respective subsidiaries, each beneficially own a 50% interest in Piedmont. The Partnership has an initial term of 25 years subject to early termination as a result of any Dissolving Event, as defined in the Partnership Agreement. Each Partner's partnership Interest is subject to certain limitations on transfers, rights of first refusal and other purchase rights upon the occurrence of certain events.

     The Company is providing the manufacture, production and packaging of the products and the management of the Partnership pursuant to a Management Agreement. In consideration for its services, the Company receives a management fee based on total case sales, reimbursement for its out-of-pocket expenses and reimbursement for sales branch, divisional and certain other expenses. The term of the Management Agreement is 25 years, subject to early termination in the event of a "Change in Control" as defined therein, a termination of the Partnership or a material default by either party. For the fiscal year ending January 3, 1999, the Company received management fees of approximately $14.2 million from the Partnership pursuant to the Management Agreement. The Company also subleases various fleet and vending equipment to Piedmont at cost. These sublease rentals amounted to approximately $7.1 million in fiscal 1998. In addition, Piedmont subleases various fleet and vending equipment to the Company at cost. These sublease rentals amounted to approximately $1.6 million during fiscal 1998.

     Mr. Charles L. Wallace, a director of the Company, is Vice President and Executive Assistant to the Chairman of The Coca-Cola Company. During the period 1987-1998, The Coca-Cola Company and the Company have engaged in various transactions pursuant to which The Coca-Cola Company presently owns an aggregate of 1,984,495 shares of Common Stock (32.9% of the outstanding shares of such class as of March 11, 1999) and 497,670 shares of Class B Common Stock (21.3% of the outstanding shares of such class as of March 11, 1999) from the Company. These transactions occurred pursuant to: (i) a negotiated, direct purchase of shares from the Company; (ii) an exchange of Common Stock for all of the outstanding shares of The Coca-Cola Bottling Company of West Virginia, Inc., which were owned by The Coca-Cola Company; (iii) the exercise by The Coca-Cola Company of its preemptive right to purchase additional shares of Common Stock pursuant to the Stock Rights and Restrictions Agreement (described below) that was triggered by the Company's issuance of Common Stock to Mr. Harrison, Jr. in connection with the Company's acquisition of Whirl-i-Bird, Inc. in April 1993; (iv) the Company's February 20, 1997 repurchase of 275,490 shares of Common Stock from The Coca-Cola Company pursuant to the Stock Rights and Restrictions Agreement, as described below; and (v) the exercise by The Coca-Cola Company of its preemptive right to exchange certain shares of Common Stock for shares of Class B Common Stock pursuant to the Stock Rights and Restrictions Agreement (described below) that was triggered by the Company's issuance of Common Stock to Mr. Harrison, Jr. in connection with certain estate planning transactions involving an exchange by Mr. Harrison, Jr. and certain Harrison family trusts of shares of Common Stock for shares of Class B Common Stock in November 1998, as described below.

     See "Principal Shareholders" and the notes to the tabular information presented therein for additional information concerning The Coca-Cola Company's beneficial ownership of Common Stock and Class B Common Stock.

     Pursuant to a Stock Rights and Restrictions Agreement dated January 27, 1989, between the Company and The Coca-Cola Company, The Coca-Cola Company agreed not to purchase or acquire additional shares of Common Stock or Class B Common Stock except as contemplated or provided in the agreement; and not to sell or otherwise dispose of shares of Class B Common Stock without converting them into Common Stock. The Coca-Cola Company granted the Company a right of first refusal with respect to any sale, assignment, transfer or other disposition by The Coca-Cola Company of such shares, and the Company granted The Coca-Cola Company certain registration rights with respect to such shares. The Stock Rights and Restrictions Agreement contains provisions under which The Coca-Cola Company has agreed that if its equity ownership or voting interest at any time reaches 30.67% or more of the Company's outstanding common stock of all classes, or 23.59% or more of the votes of all outstanding shares of all classes (both as adjusted by the Company's right to call described below), then it will negotiate in good faith with the Company to sell to the Company the number of shares of Common Stock or convert the number of shares of Class B Common Stock necessary to reduce its equity ownership to 29.67% of the outstanding common stock of all classes (including not less than 20% nor more than 21% of the outstanding shares of Class B Common Stock) and to maintain its voting interest at not less than 22.59% nor more than 23.59% of the votes of all outstanding shares of all classes, as adjusted. Following the purchase by the Company of (i) 508,690 shares of Common Stock pursuant to a Dutch auction self-tender offer in December 1996 and (ii) 145,260 shares of Common Stock in a private transaction with a single shareholder in January 1997, The Coca-Cola Company owned shares of Common Stock and Class B Common Stock aggregating to 33.99% of the outstanding common stock of all classes and approximately 20.39% of the votes of all outstanding shares of all classes. In accordance with the provisions of the Stock Rights and Restrictions Agreement, the Company repurchased 275,490 shares of Common Stock from The Coca-Cola Company at a cash price of $47.50 per share in a negotiated transaction effective February 20, 1997. This transaction reduced The Coca-Cola Company's ownership of Common Stock and Class B Common Stock to the levels prescribed in the Stock Rights and Restrictions Agreement.

     Additionally, in the event that the Company issues new shares of Class B Common Stock upon the conversion or exercise of any security, warrant or option of the Company which results in The Coca-Cola Company owning less than 20% of the outstanding shares of Class B Common Stock and less than 20% of the total votes of all outstanding shares of all classes of the Company, The Coca-Cola Company has the right, under the Stock Rights and Restrictions Agreement, to exchange shares of

Common Stock for shares of Class B Common Stock in order to maintain its ownership of at least 20% of the outstanding shares of Class B Common Stock and at least 20% of the total votes of all outstanding shares of all classes of the Company. Under the Stock Rights and Restrictions Agreement, The Coca-Cola Company has a preemptive right to purchase a percentage of any newly issued shares of any class as necessary to allow it to maintain ownership of both 29.67% of the outstanding shares of Common Stock of all classes and 22.59% of the total votes of all outstanding shares of all classes. The number of shares issuable to The Coca-Cola Company as a result of any exercise of its conversion right or its preemptive right described herein is subject to adjustment by the Company's right to call described below and by any voluntary disposition of the shares held by The Coca-Cola Company.

     Effective November 23, 1998, J. Frank Harrison, Jr. exchanged 792,796 shares of the Company's Common Stock for 792,796 shares of Class B Common Stock in a transaction previously approved by the Company's Board of Directors (the "Harrison Exchange"). Mr. Harrison, Jr. already owned the shares of Common Stock used to make this exchange. This exchange took place in connection with a series of simultaneous transactions related to Mr. Harrison Jr.'s personal estate planning, the net effect of which was to transfer the entire ownership interest in the Company previously held by Mr. Harrison and certain Harrison family trusts into three Harrison family limited partnerships. J. Frank Harrison, Jr., in his capacity as Manager of J. Frank Harrison Family, LLC (the general partner of the three family limited partnerships), exercises sole voting and investment power with respect to the shares of the Company's Common Stock and Class B Common Stock held by the family limited partnerships. In connection with the Harrison Exchange and the related Harrison family limited partnership transactions, The Coca-Cola Company, in the exercise of its rights described above under the Stock Rights and Restrictions Agreement, exchanged 228,512 shares of the Company's Common Stock which it held for 228,512 shares of the Company's Class B Common Stock, effective November 23, 1998.

     Pursuant to the Stock Rights and Restrictions Agreement, The Coca-Cola Company granted the Company the right, from and after the sixth anniversary of the date of such agreement through the thirtieth anniversary, at the Company's sole option and from time to time, to call for redemption that number of Purchased Shares (as defined in such agreement) which would reduce The Coca-Cola Company's ownership of the equity of the Company to 20% at a price and on such terms as set forth in the agreement; provided, however, that in no event shall the price be less than $42.50 per share (subject to appropriate adjustment to reflect changes in the Company's capital structure and except for shares issued to The Coca-Cola Company to maintain its proportionate ownership of Common Stock). Effective November 23, 1998, in connection with the Harrison Exchange, The Coca-Cola Company agreed that the transfers to Harrison Family, LLC and the family limited partnerships described above would not affect the call option granted by The Coca-Cola Company to the Company under the Stock Rights and Restrictions Agreement.

     The Coca-Cola Company was also given the right to have its designee proposed by the Company for nomination to the Company's Board of Directors and to have such person (or a successor) nominated at each subsequent election of the Company's directors, subject to certain conditions. Mr. Wallace's nomination for election as a director of the Company was made in accordance with the terms of this agreement.

     The Coca-Cola Company, J. Frank Harrison, Jr., J. Frank Harrison, III and Reid M. Henson, in his capacity as co-trustee of certain trusts holding shares of Class B Common Stock, also entered into a Voting Agreement dated January 27, 1989 (the "Voting Agreement"). Pursuant to the Voting Agreement, Mr. Harrison, Jr., Mr. Harrison, III and Mr. Henson (as co-trustee), agreed to vote their shares of Common Stock and Class B Common Stock for a nominee of The Coca-Cola Company for election, as a director, to the Company's Board of Directors, and The Coca-Cola Company granted an irrevocable proxy (the "Irrevocable Proxy") with respect to all shares of Class B Common Stock and Common Stock owned by The Coca-Cola Company (and any shares of Common Stock into which shares of Class B Common Stock are converted or exchanged) to J. Frank Harrison, III for life and thereafter to J. Frank Harrison, Jr. The Irrevocable Proxy covers any matters on which holders of Class B Common Stock or Common Stock are entitled to vote, other than certain mergers, consolidations, sales of assets and other similar corporate reorganizations or corporate transactions.

     Pursuant to the terms of the Voting Agreement, J. Frank Harrison, III (or, in the event of his death, J. Frank Harrison, Jr.) was granted the option (assignable to the Company or to J. Frank Harrison, Jr.) to purchase the shares of Class B Common Stock held by The Coca-Cola Company at a price per share determined in accordance with the Voting Agreement, exercisable on certain conditions relating to termination of the disproportionate voting rights of the Class B Common Stock.

     The Voting Agreement and Irrevocable Proxy terminate upon the written agreement of the parties, or at such time as The Coca-Cola Company is not the beneficial owner of any shares of the Company's common stock. The Irrevocable Proxy terminates at such time as: (i) J. Frank Harrison, Jr. or J. Frank Harrison, III do not collectively own all 712,796 shares of Class B Common Stock owned by J. Frank Harrison, Jr., or (ii) certain trusts holding shares of Class B Common Stock subject to the Voting Agreement do not collectively own at least 50% of the Class B Common Stock held by them at the date of the Voting Agreement. Effective November 23, 1998, in connection with the Harrison Exchange, the Voting Agreement was amended to confirm that the Irrevocable Proxy would not terminate as a result of the Harrison Exchange transactions.

     On November 30, 1992, the Company and the owner of the property on which the Company operates its Snyder Production Center agreed to the early termination of the Company's lease of this property. Harrison Limited Partnership One ("HLP One"), a North Carolina limited partnership, purchased the property contemporaneously with the termination of the lease, and the Company and HLP One entered into an agreement pursuant to which the Company is leasing the property for a ten-year term which commenced December 1, 1992. JFH Management, Inc., a North Carolina corporation of which J. Frank Harrison, Jr. is the sole shareholder, serves as sole general partner of the limited partnership that purchased the production center property. The sole limited partner of this limited partnership is a trust as to which J. Frank Harrison, III and Reid M. Henson are co-trustees, share investment powers, and as to which they share voting power for purposes of this partnership interest. The beneficiaries of this trust are J. Frank Harrison, Jr. and his descendants. The annual base rent the Company is obligated to pay for its lease of the Snyder Production Center is subject to adjustment for increases in the Consumer Price Index and for increases or decreases in interest rates, using LIBOR as the measurement device. Rent expense under this lease totaled $2.7 million in fiscal 1998.

     On June 1, 1993, Beacon Investment Corporation, a North Carolina corporation of which J. Frank Harrison, III is sole shareholder, purchased the office building located on Rexford Road in Charlotte, North Carolina, in which the Company leases its executive offices. Contemporaneously, the Company entered into a ten year lease commencing June 1, 1993 with Beacon Investment Corporation for office space within the building. Rent expense under this lease totaled $2.1 million in fiscal 1998. On January 5, 1999, the Company entered into a new 10-year lease agreement with Beacon Investment Corporation which includes the Company's headquarters office building and an adjacent office facility. The annual base rent the Company is obligated to pay under this lease in 1999 is $2.8 million and is subject to adjustment for increases in the Consumer Price Index and for increases or decreases in interest rates, using the Adjusted Eurodollar Rate as the measurement device.

     The Company purchases certain computerized data management products and services from Data Ventures LLC, a Delaware limited liability company in which the Company holds a 31.25% equity membership with a 47.7% voting interest. J. Frank Harrison, III, Chairman of the Board of Directors and Chief Executive Officer of the Company, also holds a 32.5% equity membership in Data Ventures, LLC with a 49.6% voting interest. The remaining 36.25% equity membership and 2.7% voting interest in Data Ventures, LLC is held by third parties. During the Company's fiscal year ended January 3, 1999, the Company paid approximately $237,000 to Data Ventures, LLC in connection with the purchase of such products and services. On September 30, 1997, Data Ventures obtained a $1.9 million unsecured line of credit from the Company, which expires in September 1999. Data Ventures was indebted to the Company in the amount of $1.2 million pursuant to this line of credit as of January 3, 1999. The line of credit provides working capital financing for Data Ventures and bears interest at a rate per annum equal to the prime rate as published by THE WALL STREET JOURNAL, less one percent, adjusted on the first day of each month.

     During the fiscal year ended January 3, 1999, the Company paid legal fees of $683,836 to Witt, Gaither & Whitaker, P.C., a law firm in which John W. Murrey, III, a director of the Company, and John F. Henry, Jr., Secretary of the Company, are members.


                   RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     The Board of Directors of the Company has appointed the firm of PricewaterhouseCoopers LLP to serve as the Company's independent accountants for the fiscal year ending January 2, 2000. PricewaterhouseCoopers LLP has served in that capacity since 1968.

     A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he desires to do so and is expected to be available to respond to appropriate questions.


                   RECOMMENDATIONS OF THE BOARD OF DIRECTORS

     The Board of Directors recommends that the Company's shareholders vote FOR fixing the number of directors at ten, FOR electing the Board of Directors' nominees for directors and FOR approving the restricted stock award to the Company's Chief Executive Officer, as set forth in this Proxy Statement.

                             SHAREHOLDER PROPOSALS

     In the event any shareholder wishes to present a proposal to the shareholders of the Company at the 2000 Annual Meeting of Shareholders, such proposal must be received by the Company for inclusion in the proxy statement and form of proxy relating to such meeting on or before December 8, 1999.


                            ADDITIONAL INFORMATION

     The entire cost of soliciting proxies will be borne by the Company. In addition to this solicitation of proxies by mail, proxies may be solicited by the Company's directors, officers and other employees by personal interview, telephone and telegram. Such persons will receive no additional compensation for such services. Furthermore, Georgeson & Co., Inc., Wall Street Plaza, New York, New York 10005, has been retained to assist the Company in the solicitation of brokers, banks and other similar entities holding shares for other persons. Georgeson & Co., Inc. will receive a payment of $6,500 (plus out-of-pocket expenses) for these services. All brokers, banks and other similar entities and other custodians, nominees and fiduciaries will be requested to forward solicitation materials to the beneficial owners of the shares of Common Stock and Class B Common Stock held of record by such persons, and the Company will pay such brokers, banks and other fiduciaries all of their reasonable out-of-pocket expenses incurred in connection therewith.


                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matter to be acted upon at the Annual Meeting other than those specifically referred to in this Proxy Statement. If other matters should properly come before the Annual Meeting, it is intended that the holders of the proxies will act in respect thereto in accordance with their best judgment.


                                        John F. Henry, Jr.
                                        SECRETARY

     Date: April 6, 1999

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                                 FOLD AND DETACH HERE
--------------------------------------------------------------------------------

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

 PROXY                COCA-COLA BOTTLING CO. CONSOLIDATED


                 ANNUAL MEETING OF SHAREHOLDERS, MAY 12, 1999

 The undersigned hereby appoints J. Frank Harrison, Jr., J. Frank Harrison, III, James L. Moore, Jr. and Ned R. McWherter, and each of them proxies, with full power of substitution, to act and to vote the shares of common stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at Snyder Production Center, 4901 Chesapeake Drive, Charlotte, North Carolina 28216, at 10:00 a.m., E.D.T., on May 12, 1999, and any adjournment or adjournments thereof, as follows:

 1. FIXING THE NUMBER OF DIRECTORS AT TEN:
     [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

 2. ELECTION OF DIRECTORS:
     [ ] FOR all nominees listed below             [ ] WITHHOLD AUTHORITY
         (Except as marked to the contrary below)      to vote for all nominees listed below

      John M. Belk; Charles L. Wallace; Reid M. Henson

      (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

      -----------------------------------------------------------------------
 3. APPROVING THE RESTRICTED STOCK AWARD TO THE COMPANY'S CHIEF EXECUTIVE
    OFFICER:

    [ ] FOR      [ ] AGAINST      [ ] ABSTAIN

 4. Acting upon any other business which may be properly brought before said meeting or any adjournment or adjournments thereof; according to the number of votes and as fully as the undersigned would be entitled to vote if personally present, hereby ratifying and confirm-

                           (continued on other side)

                              FOLD AND DETACH HERE
 -----------------------------------------------------------------------------

                          (continued from other side)
 ing all that said proxies or any of them lawfully do or cause to be done by virtue hereof. A majority of said proxies who shall be present and acting as such at the meeting or any adjournment thereof, or if only one such proxy be present and acting, then that one, shall have and may exercise all the powers herein conferred.

 THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF PROPOSALS 1, 2 AND 3, AND WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXYHOLDERS IN ACTING UPON ANY OTHER BUSINESS WHICH MAY BE PROPERLY BROUGHT BEFORE SAID MEETING OR ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.
     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated April 6, 1999, and the Proxy Statement furnished therewith.
                                             If you plan to attend the Annual
                                             Meeting of Shareholders on May 12,
                                             1999, please check the following
                                             box: [ ]


                                             Dated this ____ day of_____________

                                             _____________________________, 1999

                                             _____________________________(Seal)

                                             Note: Signature should agree with
                                             name on stock certificate as
                                             printed thereon. Executors,
                                             administrators, trustees and other
                                             fiduciaries and persons signing on
                                             behalf of corporations or
                                             partnerships, should so indicate
                                             when signing.


          PLEASE SIGN, DATE AND RETURN THIS PROXY IN THE ACCOMPANYING
                  PREPAID SELF-ADDRESSED ENVELOPE. THANK YOU.

ANNEX A
-------
                                     FORM OF
                        RESTRICTED STOCK AWARD AGREEMENT


        Restricted Stock Award Agreement made effective this 4th day of January, 1999, by and between Coca Cola Bottling Co. Consolidated, Inc., a Delaware corporation (hereinafter referred to as the "COMPANY"), and J. Frank Harrison, III, the Chairman and Chief Executive Officer of the Company (hereinafter referred to as "Harrison");


                              W I T N E S S E T H:


        WHEREAS, the shareholders of the Company have approved an Annual Bonus Plan, as amended (hereinafter referred to as the "PLAN"), for the purpose of providing financial incentives to selected key employees of the Company who contribute significantly to the strategic and long-term performance objectives and growth of the Company; and

        WHEREAS, the Company desires to grant to Harrison an award of restricted shares of the Company's Class B Common Stock as a financial incentive, with the vesting of such shares subject to achievement of certain levels of performance under the Plan, and subject to other terms and conditions described herein; and


        WHEREAS, Harrison desires to accept such award.

        NOW, THEREFORE, in consideration of the mutual covenants herein set forth, for other good and valuable consideration, the parties to this Agreement hereby agree as follows:


        1. Administration. Under the Plan the Compensation Committee of the Board of Directors of the Company ("COMMITTEE") administers the Plan, may construe and interpret the Plan, establish rules and regulations and perform all other acts as it believes reasonable and proper under the Plan. Any decision made, or action taken, by the Committee shall be final, conclusive and binding on both parties to this Agreement.

        2. Award of Restricted Stock/Shareholder Approval. Effective January 4, 1999, (and subject to shareholder approval as provided for hereinafter) the Committee hereby grants to Harrison 200,000 shares of the Company's Class B Common Stock, par value $1.00 per share, as an award of shares of restricted stock (the "RESTRICTED STOCK") as incentive compensation, subject to the terms and conditions hereinafter set forth. This award of Restricted Stock is intended to qualify as "performance based compensation," as such term is defined in the Internal Revenue Code, and, accordingly, shall be made subject to shareholder approval, including such approval of performance goals as is required by Internal Revenue Code Section 162(m). The Company shall submit the award and performance goals to its shareholders for approval at the May 1999 Annual Meeting of Shareholders. The number of Restricted Shares which are the subject of this award shall be subject to customary antidilution adjustments (as determined by the Compensation Committee) for stock splits or stock dividends, provided that any additional shares issued as a result of such an adjustment shall be Restricted Stock as if such shares were originally issued subject hereto. By signing below, Harrison hereby irrevocably agrees to accept such award subject to the terms and conditions hereinafter set forth.

        3. Vesting of Restricted Shares and Length of the Restricted Period. The Restricted Stock shall vest (and the restrictions set forth herein shall lapse) at the rate of 20,000 shares per annum, beginning on the first day of the Company's fiscal year 2000, and ending on the first day of the Company's fiscal year 2009. The vesting of each 20,000 share increment of the award of Restricted Shares is conditioned upon: (i) Harrison's employment by the Company as of each such anniversary date; and (ii) the Company's having achieved at least 80% of the Overall Goal Achievement Factor for the six selected performance indicators used in determining bonuses for all officers under the Plan, as determined for such one year period. Any 20,000 share increment which does not vest shall be forfeited and shall be returned to the Company immediately. The period of time from the effective date hereof until the expiration of restrictions in accordance with this paragraph is referred to herein as the "RESTRICTED PERIOD," with respect to each increment of 20,000 shares.

        4. Restrictions on Transfer during the Restricted Period. The Restricted Stock shall not be transferable by Harrison unless and until such shares have vested in accordance with the terms of this Agreement. Such shares may not be sold, assigned or transferred (whether by sale, gift or otherwise), pledged, hypothecated or encumbered in whole or in part either directly or by operation of law or otherwise including, but not by way of limitation, by execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner. Any attempted assignment, transfer, pledge, hypothecation or other disposition of any of the Restricted Stock in violation of the foregoing provisions shall be null and void and without effect and shall cause Harrison to immediately forfeit all rights to the Restricted Stock, which shall immediately revert to the Company.


        5. Anti-Assignment Provision. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and the successors and assigns of the Company and its subsidiaries. However, except as may be approved by the Committee, where such approval will not adversely affect compliance of the Restricted Stock Award with Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), neither the Restricted Stock nor this Agreement shall be transferable or assignable by Harrison.

        6. Termination of Employment. Upon any termination of Harrison's employment (as defined in Section 9 hereof) prior to the expiration of the Restricted Period with respect to any of the shares of Restricted Stock for any reason other than Harrison's death or disability, regardless of whether such termination is initiated by Harrison or by the Company and regardless of whether it is for cause, or without cause, voluntary or involuntary, any portion of the Restricted Stock which has not vested in accordance with the provisions of paragraph 3 hereof, shall immediately revert to the Company and Harrison shall cease to have any right or interest in such shares.

        In the event of Harrison's death or disability, Harrison shall be entitled to receive only that portion of the Restricted Stock granted hereunder which has vested as of the date of such death or disability.

        7. Certificates Issued with respect to Restricted Stock. All certificates evidencing Restricted Stock issued to Harrison under this Agreement shall be registered in the name of Harrison, shall be deposited by him, together with a stock power endorsed in blank, with the Company, and shall bear a restrictive legend in substantially the following form:


        THESE SECURITIES HAVE BEEN ISSUED SUBJECT TO THE TERMS, CONDITIONS AND LIMITATIONS CONTAINED IN A RESTRICTED STOCK AWARD AGREEMENT DATED JANUARY 4, 1999. THESE SECURITIES MAY NOT BE SOLD OR OTHERWISE DISPOSED OF OR ENCUMBERED EXCEPT IN COMPLIANCE WITH THE PROVISIONS OF SUCH AGREEMENT.


Upon vesting of the Restricted Stock represented by any such certificate, the Company shall: (i) cancel any earlier certificate evidencing such shares which was issued as described above; and (ii) issue and deliver to Harrison a certificate of like tenor representing the number of shares of Class B Common Stock which shall have vested, registered in Harrison's name but not bearing the restrictive legend described above.


        8. Rights of Harrison with respect to Restricted Stock/Conversion Privilege. Except as otherwise provided in this Agreement, Harrison shall have all of the rights of any holder of the Company's Class B Common Stock with respect to such shares of Restricted Stock when they have vested, including without limitation the right to vote such shares and to receive any dividends declared and paid with respect to such shares. Once such shares of Restricted Stock have vested, Harrison may convert such shares to shares of the Company's Common Stock on a share for share basis at any time, by tendering the shares of Class B Common Stock to be converted to the Company together with instructions to exchange such shares, or any portion thereof, for shares of the Company's Common Stock.

        9. Employment. As used herein, the term "employment" shall mean the employment or performance of services for the Company in Harrison's current capacity, or in any future capacity which constitutes a promotion or increase in Harrison's responsibilities as compared to Harrison's present position.


        10. No Right to Continued Employment. It is understood that this Agreement is not intended and shall not be construed as an agreement or commitment by the Company to employ Harrison during the term hereof, or for any fixed period of time.


        11. Change of Control. Notwithstanding any other provision hereof, if there should be a "change of control" of the Company during a Restricted Period with respect to a 20,000 share increment, then and immediately upon occurrence of such "change of control," the 20,000 share increment shall vest. For purposes of this Agreement, a "change of control" shall be deemed to have occurred at such time as the family of J. Frank Harrison, Jr. (the "Harrison Family") and any trusts, estates or other entities in which the Harrison Family holds in excess of 50% of the beneficial interest, do not hold voting power with respect to securities which represent more than 50% of the total outstanding voting power of the voting securities of the Company.

        12. Payment of Taxes/Withholding. The Company shall pay to Harrison the amount of any federal or state income tax (including, for these purposes, any surcharge) which would otherwise be due and payable by Harrison on the award of Restricted Stock, determined on an annual basis.

        13. Payment of Expenses. The Company shall pay all fees and expenses necessarily incurred by it in connection with the issue of shares pursuant hereto and will use its best efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable.


        14. Entire Agreement. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof, and supersedes all negotiations, representations or agreements, either written or oral, with respect hereto. This agreement may not be amended, modified or altered, except in writing, duly accepted and executed by both parties.


        15. Governing Law. This Agreement has been entered into pursuant to and shall be governed by the laws of the State of Delaware.

        16. Gender and Number. Any use of the masculine includes the feminine and the neuter; and any use of the singular includes the plural, whenever such meanings are appropriate.

        17. Headings and Definitions. The headings appearing at the beginning of each Section in this Agreement are intended only as an index and are not to be construed to vary the meaning of the provision to which they refer. Any capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Plan.


        IN WITNESS WHEREOF, this Agreement has been duly executed by Harrison and the Company has caused this Agreement to be duly executed by its officers thereunto duly authorized on the date and year above written.

ATTEST:                             COCA COLA BOTTLING CO. CONSOLIDATED


__________________________          By:________________________
Name:                               Title:
Title:

                                    ACCEPTED BY:
                                    J. Frank Harrison, III

                                    ----------------------------